Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gold Resource Corporation

We consent to the incorporation by reference in the registration statement No. 333-171779 on Form S-8 of Gold Resource Corporation of our report dated March 14, 2011 with respect to the consolidated balance sheets of Gold Resource Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity, and cash flows for the three years ended December 31, 2010, which report appears in the annual report on Form 10-K of Gold Resource Corporation for the year ended December 31, 2010.

/s/  StarkSchenkein, LLP
StarkSchenkein, LLP
Denver, Colorado
March 14, 2011